KRONOS WORLDWIDE, INC. ANNOUNCES A PRICE INCREASE FOR ALL TITANIUM DIOXIDE PRODUCTS SOLD IN EUROPE

CRANBURY, NEW JERSEY – April 21, 2010 – Kronos Worldwide, Inc. (NYSE:  KRO) today announced a price increase for all titanium dioxide products sold in Western Europe, Eastern Europe and Turkey.

Effective May 15, 2010, prices for all Kronos® titanium dioxide products sold in Western Europe will be increased by 100 Euro per metric ton.

Effective May 15, 2010 prices for all Kronos® titanium dioxide products sold in Eastern Europe and in Turkey will be increased by 150 Euro per metric ton (or equivalent in other currencies).

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.